Exhibit 99.1

BioSig Technologies, Inc. Announces 1-for-2.5 Reverse Stock Split for Pending Uplist to Nasdaq

Split-Adjusted Common Stock trading under BSGMD on September 11, 2018

Santa Monica, CA, September 10, 2018 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (OTCQB: BSGM, OTCQB: BSGMD) (“BioSig” or the “Company”), a medical device company developing a proprietary biomedical signal processing platform designed to address an unmet technology need for the $4.6 billion electrophysiology (EP) marketplace, today announced that the Company will effect a reverse stock split of its issued and outstanding common stock at an exchange ratio of 1-for-2.5, after the close of business on Monday, September 10, 2018. The Company's common stock will begin trading on split-adjusted basis on Tuesday, September 11, 2018, under a new CUSIP number 09073N 201, and the Company's symbol on the OTCQB will change to “BSGMD” for a period of 20 business days, after which the “D” will be removed from the Company's trading symbol, which will revert to the original symbol of “BSGM”.

The reverse stock split was previously approved by BioSig’s stockholders at the Company’s special meeting of stockholders on July 30, 2018. On September 2, 2018, the Company's Board of Directors approved the implementation of a reverse stock split and determined the appropriate reverse stock split to be a ratio of 1-for-2.5. The reverse stock split action is consistent with the Company’s requirements for the Nasdaq uplisting announced on August 1, 2018. The Company announced that it received the 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its first product, PURE EP(TM) System, on August 14, 2018.

Upon the effectiveness of the reverse stock split, each two-and-a-half shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. Proportional adjustments also will be made to the shares issuable in connection with the Company’s outstanding stock options and warrants. As a result of the reverse stock split, there will be approximately 16.1 million shares of common stock outstanding.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the next whole number of shares.

Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-2.5 reverse stock split.  It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish. Stockholders should direct any questions concerning the reverse stock split to their broker or the Company’s transfer agent, Action Stock Transfer Corporation, at action@actionstocktransfer.com. Stockholders holding warrants should direct any questions to the Company’s administration at info@biosigtech.com.

About BioSig Technologies
BioSig Technologies is a medical device company developing a proprietary biomedical signal processing technology designed to improve the $4.6 billion electrophysiology (EP) marketplace (www.biosigtech.com). Led by a proven management team and a veteran, independent Board of Directors, Los Angeles-based BioSig Technologies is preparing to commercialize its PURE EP(TM) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(TM) System, is a novel cardiac signal acquisition and display system which is engineered to assist electrophysiologists in clinical decision making during procedures to diagnose and treat patients with abnormal heart rates and rhythms. BioSig’s main goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias: Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(TM) System in August 2018.

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Natasha Drapeau

BioSig Technologies, Inc.

VP, Business Development & Corporate Finance

12600 Hill Country Blvd R-275

Austin, TX 78738

nrusskina@biosigtech.com

512-329-2643